UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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LIFEVANTAGE CORPORATION
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SUPPLEMENT TO PROXY STATEMENT
FISCAL YEAR 2021 ANNUAL MEETING OF STOCKHOLDERS
For the Annual Meeting of Stockholders
To Be Held On November 12, 2020
This supplement, dated November 4, 2020 (this “Supplement”) amends and supplements the disclosures contained in the definitive proxy statement (the “Proxy Statement”) of LifeVantage Corporation (the “Company”), filed with the Securities and Exchange Commission on September 30, 2020, relating to the Company’s fiscal year 2021 Annual Meeting of Stockholders to be held on November 12, 2020. The additional and revised disclosures in this Supplement amend and supplement the disclosures contained in the Proxy Statement, and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety and together with any documents incorporated by reference therein. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Proxy Statement. Capitalized and other certain defined terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. The amendments and supplements:
(1) provide a letter to stockholders from our Interim President and Chief Executive Officer and Chief Financial Officer, Steven Fife;
(2) provide additional disclosure regarding executive compensation matters that are relevant to Proposal 2 and Proposal 3; and
(3) correct information contained in the Summary Compensation Table relating to the compensation of our former Chief Executive Officer.

Letter from the Interim President and Chief Executive Officer and Chief Financial Officer

To my fellow stockholders:
In connection with our fiscal year 2021 annual meeting of stockholders to be held on November 12, 2020 (“Annual Meeting”), the Board of Directors of LifeVantage is recommending that stockholders vote (i) “FOR” the election of the members of the Company’s Compensation Committee, Michael A. Beindorff, Raymond B. Greer and Vinayak R. Hegde (“Proposals 1a, 1c and 1d”), and (ii) “FOR” an amendment to the 2017 Long-Term Incentive Plan to increase the number of shares available for issuance under the plan and (iii) “FOR” approval, on an advisory basis, of the compensation of our named executive officers for fiscal 2020 (the “say-on-pay proposal” or “Proposal 3”).
After making our Proxy Statement available to stockholders, the Company became aware that Institutional Stockholder Services (“ISS”) recommended a vote “against” Proposals 1a, 1c and 1d as well as Proposals 2 and 3. We strongly disagree with ISS’s recommendations for the reasons set forth below. We are providing additional clarifying information regarding modifications that we made to our executive compensation program in response to conversations with several stockholders and comments made by ISS relating to our say-on-pay proposal for our fiscal year 2020 annual meeting of stockholders, as well as additional information in support of the proposal to amend our 2017 Long-Term Incentive Plan to increase the number of shares available for issuance under the plan.
For the reasons set forth below and as outlined in our Proxy Statement, we are encouraging stockholders to vote “FOR” the election of each of the nominees as directors of the Company (Proposal 1), “FOR” an amendment to the 2017 Long-Term Incentive Plan to increase the number of shares available for issuance under the plan (Proposal 2) and “FOR” approval, on an advisory basis, of the compensation of our named executive officers for fiscal 2020 (the “say-on-pay proposal” or “Proposal 3”).
Our Compensation Committee has been and will continue to be responsive to stockholder concerns on executive compensation.

We acknowledge that the voting result on last year’s say-on-pay proposal was not acceptable and we believe that our Compensation Committee was in fact responsive to stockholder concerns. We had direct discussions with several of our stockholders to discuss their concerns with our overall stock-based compensation expense and specifically equity awards granted to our former CEO. In addition, we listened to how the stockholders voted on last year’s say-on-pay proposal (where we received advisory approval from 56.5% of the votes cast) and, in direct response, the Compensation Committee made significant changes to our executive compensation that we believe to be in the best interest of our stockholders. Specifically, the Compensation Committee made the following changes to our executive compensation programs:
Revised metrics for bonus payout. Last year, ISS commented that the payout formula for the annual incentive plan was not clearly disclosed. In direct response, the Compensation Committee eliminated personal goals and individual objectives as metrics for bonus payouts under the fiscal year 2020 annual incentive plan, and the payout formula now relies solely on clear Company-based performance metrics. As disclosed in the Proxy Statement, for fiscal 2020, our named executive officers were eligible to receive a cash bonus based solely on our achievement of financial performance goals, with an Adjusted EBITDA goal comprising 50% of the target bonus, and a revenue goal comprising the other 50% of the target bonus. In fiscal 2020, there was no personal goal component for our named executive officers. Accordingly, the payout formula under the fiscal 2020 annual incentive plan is based solely on the achievement of objective quantifiable metrics and eliminates discretion in determining achievement of bonus goals.
In addition, in response to comments that our long-term equity incentive program and annual cash incentive plan had overlapping revenue metrics, the Compensation Committee updated our annual incentive plan for fiscal year 2021 to also reward achievement of company-specific strategic goals (in addition to revenue and EBITDA). As disclosed in the Proxy Statement, in order to differentiate the performance metrics between the fiscal 2021 long-term incentive and short-term incentive plans, the Compensation Committee made structural changes to the fiscal 2021 annual incentive plan. These changes include adding performance metrics based on our achievement of specific quantifiable goals relating to (i) distributor and customer enrollment, (ii) distributor and customer retention and (iii) average revenue per account targets, in addition to revenue and EBITDA targets. The payout formula for these new metrics is based solely on achievement of objective quantifiable metrics and does not allow for discretion in determining achievement of bonus goals.
Eliminated discretionary bonus payments. As noted above, during fiscal year 2020, we had discussions with several stockholders regarding our overall stock-based compensation expense and specifically the discretionary equity awards made to our former Chief Executive Officer. As a direct response to that feedback and comments received from ISS, no discretionary cash or equity bonuses were made to any named executive officers in fiscal year 2020.
In addition to the changes described above, a primary concern raised by both ISS and the several stockholders with whom we have had specific compensation-related discussions, related to the compensation of our former Chief Executive Officer, Darren Jensen. As has been previously disclosed, Mr. Jensen resigned from his employment with the Company in September 2020. Accordingly, the compensation issues relating to Mr. Jensen will not be present in the future.
The Compensation Committee is committed to improving its engagement with stockholders.
The Compensation Committee is committed to improving its stockholder engagement efforts to conduct broad outreach to stockholders to seek specific feedback on the Company’s executive compensation programs. To better engage with stockholders in the future, we will establish a more comprehensive stockholder outreach program and utilize our investor relations firm to help with stockholder outreach and better solicit stockholder feedback with respect to our executive compensation programs.
The members of our Compensation Committee are highly engaged and valuable members of our Board of Directors.
Our Compensation Committee members, Michael A. Beindorff, Raymond B. Greer and Vinayak R. Hegde, are highly engaged and valuable members of our Board of Directors, each of whom has historically received strong stockholder support. We believe this strong support is due in part to our prior responsiveness to feedback from stockholders with regard to executive compensation. Moreover, all members of the Compensation Committee sit on either the Audit Committee or the Nominating and Governance Committee and Mr. Greer also serves as Chair of the Nominating and Corporate Governance Committee. Consequently, withholding votes on the members of the Compensation Committee will have significant implications for three critical committees of our Board.
Accordingly, we ask that you cast your vote in favor of each of the members of our board of directors, including all of the members of the Compensation Committee and in favor of our Say on Pay proposal, based on the merits of our executive compensation program and our attention and meaningful response to stockholder concerns.
Sincerely,

Steven R. Fife
Interim President and Chief Executive Officer, Chief Financial Officer
November 4, 2020

The following supplemental information is set forth under separate captions below, identified by the corresponding, similarly-captioned section in the Proxy Statement, as well as the page number on which such section appears or begins, as applicable, in the Proxy Statement.
Supplemental Information Regarding Executive Compensation
In response to the negative recommendation issued by ISS with respect to Proposal 2 and Proposal 3, and at the recommendation of the Compensation Committee, in November 2020, our Board of Directors adopted (i) a Recoupment Policy that applies to executive officers and covers all incentive compensation (both cash and equity compensation) and (ii) an amended equity ownership policy to add a requirement that our executive officers hold for at least 12 months 100% of all “net shares” received as the result of the exercise, vesting or payment of any LifeVantage equity awards granted to such executive officers. The disclosure on pages 35 – 36 of the Proxy Statement under the heading “EXECUTIVE COMPENSATION – PART III. OTHER MATTERS” is amended and supplemented as set forth below to (i) add a new paragraph to describe our newly adopted Recoupment Policy and (ii) amend and restate the paragraph describing our Executive Ownership Policy. The other paragraphs under the heading “EXECUTIVE COMPENSATION – PART III. OTHER MATTERS” have not been amended.
PART III. OTHER MATTERS
Recoupment Policy
In November 2020, at the recommendation of the Compensation Committee, our Board of Directors adopted a recoupment policy that applies to executive officers and covers all incentive compensation (both cash and equity compensation) received after the date the policy was adopted. The policy applies in the event our financial results are restated as a result of material non-compliance with financial reporting requirements under the federal securities laws and provides our Board of Directors with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive compensation received by an executive officer in excess of what the executive officer would have been paid under the restatement.
Equity Ownership Policy
In November 2020, at the recommendation of the Compensation Committee, our Board of Directors adopted an amended and restated equity ownership policy, which requires certain of our executive officers to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our CEO to hold a number of shares of our common stock having a value equal to or greater than five times (5x) his or her annual base salary, (ii) each of our officers above the level of Senior Vice President to hold a number of shares of our common stock having a value equal to or greater than two times (2x) his or her annual base salary, and (iii) each of our officers at the level of Senior Vice President to hold a number of shares of our common stock having a value equal to or greater than one times (1x) his or her annual base salary. Such ownership targets will be measured on a quarterly basis as of the last date of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31 of each year). Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Each of our NEOs is subject to the equity ownership policy and, as of June 30, 2020, each of our NEOs was in compliance with the equity ownership policy.
Until such time as each employee subject to our equity ownership policy obtains and thereafter continues to meet the ownership targets, such employee is required to retain direct ownership of all of the “net shares” of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards. In addition, at all times and whether or not an employee subject to our equity ownership policy has achieved and otherwise maintains ownership of shares of our common stock representing at least his or her ownership target, such employee is required to retain direct ownership for a period of at least one year of 100% of the “net shares” received as the result of the exercise, vesting or payment of any LifeVantage equity awards granted to such employee. “Net shares” means those shares that remain after shares are sold or withheld, as the case may be, solely to (i) pay any applicable exercise price for an equity award (e.g., stock options, stock appreciation rights) or (ii) satisfy any tax obligations, including withholding taxes, arising in connection with the exercise, vesting or payment of an equity award. The audit committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.

Set forth below is an amended and restated Summary Compensation Table, which replaces in its entirety the Summary Compensation Table Grant on page 37 of the Proxy Statement.
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal years ended June 30, 2020, 2019 and 2018. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Plan Compensation(2)	All Other Compensation ($)		Total ($)
Darren J. Jensen, Former	2020	550,000	139,140	(3)	818,884	—	495,128	34,519	(4)	2,037,671
President and Chief Executive	2019	550,000	455,096		3,282,202	—	701,315	36,884		5,025,497
Officer	2018	550,000	—		—	313,564	380,266	15,010		1,258,840
Steven R. Fife, Chief	2020	366,750	—		470,866	—	205,846	25,442	(5)	1,068,904
Financial Officer	2019	346,875	30,000		863,516	—	277,568	30,208		1,548,167
	2018	330,000	—		—	107,009	74,382	6,799		518,190
Ryan Goodwin, Former Chief	2020	355,000	—		133,091	—	194,867	33,452	(6)	716,410
Marketing Officer	2019	353,125	10,000		440,266	—	275,125	29,794		1,108,310
	2018	350,000	—		—	102,504	77,140	12,169		541,813
Kevin McMurray,	2020	335,000	—		138,198	—	183,889	21,056	(7)	678,143
General Counsel	2019	335,000	—		426,226	—	260,463	21,976		1,043,665
	2018	256,404	75,000		158,700	96,872	58,876	—		645,852
Justin Rose,	2020	355,000	—		153,550	—	194,876	31,121	(8)	734,547
Chief Sales Officer	2019	349,375	10,000		468,348	—	275,125	29,231		1,132,079
	2018	340,000	—		—	96,872	74,936	8,232		520,040
(1)The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the NEO in the applicable fiscal year under our 2010 Long-Term Incentive Plan (the “2010 LTIP”) or our 2017 Long-Term Incentive Plan (the “2017 LTIP”) and computed in accordance with FASB ASC Topic 718. See Note 9 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on August 18, 2020 for a discussion of all assumptions that we made in determining the grant date fair values of such awards. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. In fiscal 2020, each NEO was granted both performance-based RSUs and service-based RSUs, as described in greater detail in “Compensation Discussion and Analysis - Part II - Compensation Components - Long-Term Incentive Plan” above. The grant date fair value of the performance-based RSUs included in the “stock awards” column above assumes the RSUs will become eligible to vest at 100% of their target level, which we determined was the probable outcome for the awards at the time of grant. The grant date fair value of the performance-based RSUs granted in fiscal 2020 assuming achievement at the maximum level of 230% is as follows: Mr. Jensen - $941,718; Mr. Fife - $541,495; Mr. Goodwin - $153,055; Mr. McMurray - $158,928; and Mr. Rose - $176,583. Mr. Jensen was also granted RSUs in settlement of his net revenue increase bonus for fiscal 2019; however, because the grant date fair value was less than the amount previously included in the table for fiscal 2019 in respect of such bonus, no value attributable to the award is included in this column.
(2)The amounts in this column reflect cash bonus awards earned by the NEOs under one of our cash incentive plans.
(3)Reflects the amount earned by Mr. Jensen for our net revenue increase in fiscal 2020 pursuant to his amended and restated employment agreement and which was settled by a grant of RSUs in fiscal 2021, as described in greater detail in “Compensation Discussion and Analysis – Part II – Compensation Components – Short-Term Incentive Plans.”

(4)Reflects reimbursements Mr. Jensen received for travel, including travel by his spouse in the amount of $7,807, $410 for a cash holiday gift, $8,938 in 401(k) matching contributions, $17,124 in health insurance benefits, and tax assistance pursuant to Mr. Jensen’s employment agreement in the amount of $240.
(5)Reflects reimbursements Mr. Fife received for travel, including travel by his spouse in the amount of $4,864, $410 for a cash holiday gift, $11,419 in health insurance benefits, and $8,749 in 401(k) matching contributions.
(6)Reflects reimbursements Mr. Goodwin received for travel, including travel by his spouse in the amount of $7,487, $410 for a cash holiday gift, $17,124 in health insurance benefits, and $8,431 in 401(k) matching contributions.
(7)Reflects reimbursements Mr. McMurray received for travel, including travel by his spouse in the amount of $3,522, $410 for a cash holiday gift, and $17,124 in health insurance benefits.
(8)Reflects reimbursements Mr. Rose received for travel, including travel by his spouse in the amount of $5,156, $410 for a cash holiday gift, $17,124 in health insurance benefits, and $8,431 in 401(k) matching contributions.
Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation
The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our NEOs for fiscal 2020 in proportion to the total compensation reported for each NEO for the fiscal year ranged from 54% in the case of Mr. Fife to 77% in the case of Messrs. Goodwin and McMurray.